Filed Pursuant to Rule 424(b)(2)
                          Registration No. 33-60939
                PRICING SUPPLEMENT NO. 3 DATED APRIL 4, 1997
                   (To Prospectus dated July 28, 1995 and
              Euro Prospectus Supplement dated August 4, 1995)

                              U.S.$584,662,000

                           McDONALD'S CORPORATION

                         Medium-Term Notes, Series E
                             (Fixed Rate Notes)
              Due from 184 Days to 60 Years from Date of Issue


  Principal Amount:        ZAR250,000,000

  Issue Price:             101.675% of principal amount

  Original Issue Date:     April 23, 1997

  Stated Maturity:         April 23, 2004

  Interest Rate:           15.00%

  Interest Payment Dates:  April 23 of each year
                           (Applicable only if other than February 15 and August 15 of each year)

  Regular Record Dates:    April 1 of each year
                           (Applicable only if other than February 1 and August 1 of each year)

  Form:     /X/ Global   / / Certificated

  Specified Currency:      The lawful currency of the Republic of South
                           Africa ("ZAR")
       (If other than U.S. dollars, see attachment hereto)

  Option to Receive Payments in Specified Currency:  /X/ Yes / / No
       (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

  Authorized Denominations:     ZAR5,000 and ZAR50,000
       (Applicable only if other than U.S.$25,000 and increments of U.S.$5,000 or if Specified Currency is other than U.S. dollars)

  Optional Redemption:     /X/ The Notes cannot be redeemed prior to Stated
                           Maturity.
                           / / The Notes can be redeemed prior to Stated
                           Maturity.

       Optional Redemption Dates:

       Redemption Prices:

            / /  The Redemption Price shall initially be    % of the
  principal amount of the Note to be redeemed and shall decline at each
  anniversary of the initial Optional Redemption Date by          % of the
  principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

            / /  Other:

  Sinking Fund:       /X/ The Notes are not subject to a Sinking Fund.
                      / / The Notes are subject to a Sinking Fund.

       Sinking Fund Dates:

       Sinking Fund Amounts:

  Amortizing Note:         / / Yes  /X/ No

       Amortization Schedule:

  Optional Repayment:      / / Yes  /X/ No

       Optional Repayment Dates:

       Optional Repayment Prices:

  Original Issue Discount Note:  / / Yes  /X/ No

       Total Amount of OID:

       Yield to Stated Maturity:

       Initial Accrual Period OID:

  Calculation Agent (if other than Principal Paying Agent):

  The Notes are listed on the Luxembourg Stock Exchange, unless otherwise indicated: / / NOT listed

  Agent's discount or commission:    ZAR4,687,500

  Net proceeds to Company (if sale to Agent as principal): ZAR249,500,000

  Plan of Distribution:

       The Notes are being purchased by the following financial institutions in the respective amount set forth below pursuant to a Terms Agreement dated April 4, 1997 (the "Terms Agreement") executed under the Euro Distribution Agreement dated August 4, 1995 between the Company and the Agents named therein (the "Euro Distribution Agreement"). The obligation of the Agents to purchase the Notes is joint and several.

       MERRILL LYNCH INTERNATIONAL                   ZAR178,000,000
       SOCIETE GENERALE STRAUSS TURNBALL                  8,000,000
       SECURITIES LIMITED                                 4,000,000
       ABN AMRO BANK N.V.                                 4,000,000
       BARCLAYS DE ZOETE WEDD LIMITED                     4,000,000
       BAYERISCHE VEREINSBANK AKTIENGESELLSCHAFT          4,000,000
       CITIBANK INTERNATIONAL PLC                         4,000,000
       COMMERZBANK AKTIENGESELLSCHAFT                     4,000,000
       CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED        4,000,000
       CREDITO ITALIANO S.P.A.                            4,000,000
       DEUTSCHE BANK AG LONDON                            4,000,000
       MIDLAND BANK PLC                                   4,000,000
       ING BANK N.V.                                      4,000,000
       KREDIETBANK N.V.                                   4,000,000
       J. P. MORGAN SECURITIES LTD.                       4,000,000
       MORGAN STANLEY & CO. INTERNATIONAL LIMITED         4,000,000
       NORDEUTSCHE LANDESBANK GIROZENTRALE                4,000,000
       SALOMON BROTHERS INTERNATIONAL LIMITED             4,000,000
       SWISS BANK CORPORATION                             4,000,000

                                                     ZAR250,000,000
                                                        -----------

       Each of the above named financial institutions is hereinafter referred to as an "Agent" and collectively, the "Agents". To the extent that any of the Agents are not named in the Euro Distribution Agreement, the Company has appointed them as Agents thereunder for this transaction pursuant to an Agency Agreement dated April 4, 1997.

  ISIN Number:             XS0075401751

  Common Code:             7540175

  Payment Currency:

  If ZAR is available to the Company, deliverable to a bank account situated in South Africa of either Euroclear, Cedel or the Paying Agent and the Company is not precluded by law, regulation or other government ruling from using ZAR to make payments of interest and/or principal on the Notes then, notwithstanding the occurrence of any of the events set forth in the first sentence under "Payment Currency" on page S-24 of the Prospectus Supplement, all payments in respect of such Note shall be made in ZAR.

  Selling Restrictions:

  Each Agent will be required to represent and agree that it has not offered or sold and will not offer or sell, directly or indirectly, any Notes in the Republic of South Africa or to persons resident in the Republic of South Africa except in accordance with South African Exchange Control regulations and in circumstances which would not constitute an offer to the public within the meaning of the South African Companies Act, 1973 (as amended).

  The following United Kingdom selling restrictions replace, in respect of the Notes, that set out under "Plan of Distribution" on page S-28 of the Prospectus Supplement: Each Agent will represent and agree that (i) it has not offered or sold and, prior to the date six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.